Exhibit 99.1
FOR IMMEDIATE RELEASE
FedEx Corp. Reports First Quarter Earnings
MEMPHIS, Tenn., September 18, 2008 ... FedEx Corp. (NYSE: FDX) today reported earnings of $1.23 per diluted share for the first quarter ended August 31, compared to $1.58 per diluted share a year ago.
“Global economic conditions are challenging, but FedEx is taking strong, proactive actions to manage through this difficult cycle,” said Frederick W. Smith, FedEx Corp. chairman, president and chief executive officer. “We are committed to implementing strategies that will enhance the customer experience, gain market share, reduce expenses, improve profits and ensure the long-term success of the company.”
First Quarter Results
FedEx Corp. reported the following consolidated results for the first quarter:
•	Revenue of $9.97 billion, up 8% from $9.20 billion a year ago

•	Operating income of $630 million, down 23% from $814 million last year

•	Operating margin of 6.3%, down from 8.8% the previous year

•	Net income of $384 million, down 22% from last year’s $494 million
Total combined average daily package volume in the FedEx Express and FedEx Ground segments grew 1% year over year for the quarter. Growth in ground, FedEx SmartPost® and international domestic express shipments was substantially offset by a continued decline in U.S. domestic express shipments.
Operating results declined, as strong cost management actions were more than offset by global economic weakness, higher fuel prices and the related negative effects of higher fuel surcharges. One fewer operating day at each of the transportation segments also negatively affected results. While fuel prices decreased from historic highs late in the quarter, the average price of jet fuel was up 77% year over year.
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Outlook
FedEx expects earnings to be $1.40 to $1.60 per diluted share in the second quarter compared to $1.54 a year ago. For the full year, the company reaffirms its earnings estimate of $4.75 to $5.25 per diluted share, which reflects weaker global macroeconomic conditions. This guidance incorporates current fuel prices and the related impact on fuel surcharges, which are reducing demand for FedEx services and adversely affecting base rates across the company’s transportation segments. Management has reduced the company’s capital plan to $2.6 billion for fiscal 2009.
2009 Rate Increase
FedEx Express will increase shipping rates by an average of 6.9% for U.S. and U.S. export services, effective January 5, 2009. The rate increase will be partially offset by adjusting the fuel price at which the fuel surcharge begins, reducing the fuel surcharge by two percentage points. Additional changes will be made to other FedEx Express surcharges, details of which can be found at www.fedex.com/us/2009rates. The FedEx Ground rate and surcharge increases for 2009 will be announced later this year.
FedEx Express Segment
For the first quarter, the FedEx Express segment reported:
•	Revenue of $6.42 billion, up 9% from $5.89 billion a year ago

•	Operating income of $345 million, down 34% from $519 million last year

•	Operating margin of 5.4%, down from 8.8% the previous year
Operating results were impacted by global economic weakness, higher fuel prices and the related negative effects of higher fuel surcharges, and one fewer operating day. These factors more than offset the benefits of aggressive cost containment activities, including volume-related reductions in flight hours, labor hours, fuel consumption and maintenance costs and decreases in variable incentive compensation.
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FedEx International Priority® (IP) package revenue grew 12% for the quarter, driven by 14% growth in revenue per package primarily due to higher fuel surcharges and favorable exchange rates. IP average daily package volume was flat, while FedEx International Priority Freight® daily pounds grew 14%. U.S. domestic revenue per package increased 13% due to higher fuel surcharges. U.S. domestic package volume declined by 5%.
Earlier this month, FedEx Express announced it has upgraded its next-business-day delivery IP service from Europe to major U.S. East Coast cities. FedEx Express has also announced the introduction of FedEx Express Nacional, a domestic next-business-day service that provides highly reliable, convenient and quality express shipping solutions across Mexico.
FedEx Ground Segment
For the first quarter, the FedEx Ground segment reported:
•	Revenue of $1.76 billion, up 9% from last year’s $1.62 billion

•	Operating income of $196 million, up 3% from $190 million a year ago

•	Operating margin of 11.1%, down from 11.7% the previous year
Average daily ground package volume grew 4% year over year in the first quarter, primarily due to the continued growth of the FedEx Home Delivery® service. Yield improved 6% primarily due to fuel surcharges. FedEx SmartPost revenue increased 14%, while average daily volume grew 9%.
Operating income was modestly higher, as revenue growth and lower other operating expenses offset higher fuel prices and a competitive pricing environment. There was one fewer operating day in this year’s first quarter.
FedEx Freight Segment
For the first quarter, the FedEx Freight segment reported:
•	Revenue of $1.35 billion, up 10% from last year’s $1.23 billion

•	Operating income of $89 million, down 15% from $105 million a year ago

•	Operating margin of 6.6%, down from 8.5% the previous year
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Less-than-truckload (LTL) average daily shipments increased 4% year over year due to market share gains, despite the weak U.S. economy and a competitive pricing environment. LTL yield improved 5% year over year primarily due to increased fuel surcharges.
Operating results decreased in the quarter due to the weak economy and the competitive pricing environment. There was one fewer operating day in this year’s first quarter.
FedEx Services Segment
FedEx Services segment revenue, which includes the operations of FedEx Office and FedEx Global Supply Chain Services, was down 2% year over year, as declines in copy revenues exceeded revenue generated from FedEx Office locations opened in the last year.
Corporate Overview
FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $39 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 290,000 employees and contractors to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.
Additional information and operating data are contained in the company’s annual report, Form 10-K, Form 10-Qs and first quarter fiscal 2009 Statistical Book. These materials, as well as a Webcast of the earnings release conference call to be held at 8:30 a.m. EDT on September 18 are available on the company’s Web site at www.fedex.com/us/investorrelations. A replay of the conference call Webcast will be posted on our Web site following the call.
Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, the impact of high fuel prices, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.
Media Contact: Jess Bunn 901-818-7463
Investor Contact: Mickey Foster 901-818-7468
Home Page: fedex.com

FEDEX CORP. FINANCIAL HIGHLIGHTS
First Quarter Fiscal 2009
(In millions, except earnings per share and FTEs)
(Unaudited)

	Three Months Ended
	August 31
	2008	2007	%
Revenue:
FedEx Express segment	$6,419	$5,889	9%
FedEx Ground segment	1,761	1,618	9%
FedEx Freight segment	1,353	1,233	10%
FedEx Services segment	513	525	(2%)
Other & eliminations	(76)	(66)	NM

Total Revenue	9,970	9,199	8%

Operating Expenses:
Salaries and employee benefits	3,585	3,483	3%
Purchased transportation	1,207	1,025	18%
Rentals and landing fees	617	593	4%
Depreciation and amortization	492	473	4%
Fuel	1,599	964	66%
Maintenance and repairs	537	544	(1%)
Other	1,303	1,303	—

Total Operating Expenses	9,340	8,385	11%

Operating Income:
FedEx Express segment	345	519	(34%)
FedEx Ground segment	196	190	3%
FedEx Freight segment	89	105	(15%)
FedEx Services segment	—	—	NM
Other & eliminations	—	—	NM

Total Operating Income	630	814	(23%)

Other Income (Expense):
Interest, net	(9)	(25)	NM
Other, net	(3)	(2)	NM

Total Other Income (Expense)	(12)	(27)	NM

Income Before Income Taxes	618	787	(21%)

Provision for Income Taxes	234	293	(20%)

Net Income	$384	$494	(22%)

Diluted Earnings Per Share	$1.23	$1.58	(22%)

Weighted Average Common and Common Equivalent Shares	313	312	0%

Capital Expenditures	$636	$775	(18%)

Average Full-Time Equivalents (in thousands)	252	251	0%

FEDEX CORP. CONDENSED CONSOLIDATED BALANCE SHEETS
First Quarter Fiscal 2009
(In millions)

	August 31, 2008
	(Unaudited)	May 31, 2008
ASSETS

Current Assets:
Cash and cash equivalents	$1,573	$1,539
Other current assets	5,601	5,705

Total Current Assets	7,174	7,244

Net Property and Equipment	13,533	13,478

Other Long-Term Assets	5,436	4,911

	$26,143	$25,633

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Current Liabilities:
Current portion of long-term debt	$1,001	$502
Other current liabilities	4,518	4,866

Total Current Liabilities	5,519	5,368

Long-Term Debt, Less Current Portion	1,007	1,506

Other Long-Term Liabilities	4,477	4,233

Total Common Stockholders’ Investment	15,140	14,526

	$26,143	$25,633

FEDEX CORP. CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
First Quarter Fiscal 2009
(In millions)
(Unaudited)

	Three Months Ended
	August 31
	2008	2007

Operating Activities:
Net income	$384	$494
Noncash charges:
Depreciation and amortization	492	473
Other, net	103	94
Changes in operating assets and liabilities, net	(281)	(260)

Net cash provided by operating activities	698	801

Investing Activities:
Capital expenditures	(636)	(775)
Proceeds from asset dispositions and other	15	4

Net cash used in investing activities	(621)	(771)

Financing Activities:
Principal payments on debt	(1)	(507)
Dividends paid	(34)	(31)
Other, net	5	49

Net cash used in financing activities	(30)	(489)

Effect of exchange rate changes on cash	(13)	2

Net increase (decrease) in cash and cash equivalents	34	(457)

Cash and cash equivalents at beginning of period	1,539	1,569

Cash and cash equivalents at end of period	$1,573	$1,112

FEDEX EXPRESS SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
First Quarter Fiscal 2009
(Dollars in millions)
(Unaudited)

	Three Months Ended
	August 31
	2008	2007	%
FINANCIAL HIGHLIGHTS

Revenue	$6,419	$5,889	9%
Operating Expenses:
Salaries and employee benefits	2,129	2,060	3%
Purchased transportation	336	280	20%
Rentals and landing fees	417	411	1%
Depreciation and amortization	239	230	4%
Fuel	1,319	800	65%
Maintenance and repairs	394	402	(2%)
Intercompany charges	533	515	3%
Other	707	672	5%

Total Operating Expenses	6,074	5,370	13%

Operating Income	$345	$519	(34%)

Operating Margin	5.4%	8.8%	(3.4 pts)

OPERATING STATISTICS

Operating Weekdays	64	65	(2%)

AVG DAILY VOLUME / POUNDS
Average Daily Package Volume (000s):
U.S. Overnight Box	1,103	1,139	(3%)
U.S. Overnight Envelope	629	699	(10%)
U.S. Deferred	828	863	(4%)

Total U.S. Domestic Package	2,560	2,701	(5%)
International Priority	495	496	(0%)
International Domestic	307	279	10%

Total Average Daily Packages	3,362	3,476	(3%)

Average Daily Freight Pounds (000s):
U.S.	7,296	8,843	(17%)
International Priority	2,312	2,025	14%
International Airfreight	1,866	1,752	7%

Total Avg Daily Freight Pounds	11,474	12,620	(9%)

YIELD
Revenue Per Package:
U.S. Overnight Box	$24.24	$21.83	11%
U.S. Overnight Envelope	13.04	11.26	16%
U.S. Deferred	14.38	12.67	13%

Total U.S. Domestic Package	18.30	16.17	13%
International Priority	64.54	56.42	14%
International Domestic	8.63	8.59	0%

Composite Package Yield	$24.23	$21.31	14%

Revenue Per Freight Pound:
U.S.	$1.28	$1.03	24%
International Priority	2.30	2.22	4%
International Airfreight	1.10	0.83	33%

Composite Freight Yield	$1.46	$1.19	23%

Average Full-Time Equivalents (000s)	130	131	(1%)

FEDEX GROUND SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
First Quarter Fiscal 2009
(Dollars in millions)
(Unaudited)

	Three Months Ended
	August 31
	2008	2007	%
FINANCIAL HIGHLIGHTS

Revenue	$1,761	$1,618	9%

Operating Expenses:
Salaries and employee benefits	267	260	3%
Purchased transportation	699	620	13%
Rentals	51	43	19%
Depreciation and amortization	80	73	10%
Fuel	74	34	118%
Maintenance and repairs	37	34	9%
Intercompany charges	178	159	12%
Other	179	205	(13%)

Total Operating Expenses	1,565	1,428	10%

Operating Income	$196	$190	3%

Operating Margin	11.1%	11.7%	(0.6 pts)

OPERATING STATISTICS

Operating Weekdays	64	65	(2%)

Average Daily Package Volume (000s)
FedEx Ground	3,339	3,211	4%
FedEx SmartPost	584	535	9%

Yield (Revenue Per Package)
FedEx Ground	$7.86	$7.41	6%
FedEx SmartPost	$2.14	$2.01	6%

FEDEX FREIGHT SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
First Quarter Fiscal 2009
(Dollars in millions)
(Unaudited)

	Three Months Ended
	August 31
	2008	2007	%
FINANCIAL HIGHLIGHTS

Revenue	$1,353	$1,233	10%

Operating Expenses:
Salaries and employee benefits	614	595	3%
Purchased transportation	180	130	38%
Rentals and landing fees	33	28	18%
Depreciation and amortization	54	57	(5%)
Fuel	206	130	58%
Maintenance and repairs	43	47	(9%)
Intercompany charges	22	21	5%
Other	112	120	(7%)

Total Operating Expenses	1,264	1,128	12%

Operating Income	$89	$105	(15%)

Operating Margin	6.6%	8.5%	(1.9 pts)

OPERATING STATISTICS

LTL Operating Weekdays	64	65	(2%)

LTL Shipments Per Day (000s)	82.7	79.3	4%
Weight Per LTL Shipment (lbs)	1,140	1,131	1%
LTL Revenue/CWT	$20.44	$19.39	5%